Exhibit (r)(2)

Code of Ethics

MidBridge Advisors LP

Effective Date: April 12, 2024

This Code of Ethics is the property of MidBridge Advisors LP and its contents are confidential. External distribution is not permitted without approval of the Chief Compliance Officer.

1.	Background

The federal securities laws and various rules adopted by the Securities and Exchange Commission (“SEC”) require investment advisers and investment companies to adopt a written code of ethics designed to deal with confidentiality, trading on material nonpublic information, and situations where the adviser or its associated personnel’s interests potentially may be adverse to those of the clients the adviser serves (“conflicts of interests”). Accordingly, MidBridge Advisors LP (“MidBridge” or the “Firm”) has adopted this Code of Ethics (herein the “COE”), and such adoption has been approved by Mark De Angelis of MidBridge.

As MidBridge is an adviser to investment companies (“Fund Client”), as defined under the Investment Company Act of 1940 (“Investment Company Act”), Access Persons (as defined in this COE) of MidBridge are also subject to code of ethics requirements of Rule 17j-1 (“17j-1” or the “17j-1 Code”) under the Investment Company Act. 17j-1 makes it unlawful for any affiliated person of a fund or any affiliated person of its adviser or principal underwriter to engage in certain enumerated types of misconduct in connection with the purchase or sale by such person of a security held or to be acquired by the investment company.

To the extent that the COE imposes obligations on MidBridge, their respective directors, officers and Access Persons in addition to those required by 17j-1 and Rule 204A-1 (“204A-1” or “204A-1 Code”) under the Investment Advisers Act of 1940 (“Advisers Act”), and applicable state and federal laws enumerated there (collectively “Securities Laws”) it does so as a matter of striving to promote best practices. In doing so, MidBridge recognizes that a failure to comply with any non-mandatory sections hereof should not be construed as a violation of 17j-1 or 204A-1.

MidBridge’s Chief Compliance Officer (“CCO”) is responsible for the administration of this COE, and for reporting any violations of 17j-1 hereunder to the MidBridge’s Fund Clients’ CCOs on at least a quarterly basis. (In any situation in which the CCO would be reviewing his own conduct for compliance-related reasons, such tasks will be instead be delegated to the MidBridge President (or his delegate) for oversight of completion.)

The COE defines the fiduciary commitment to each client of MidBridge (“Clients”) and sets forth the standard of business conduct for MidBridge and any MidBridge partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of MidBridge, other person who provides investment advice on behalf of the MidBridge and is subject to the supervision and control of MidBridge, or other person that may be so designated by the CCO (“Supervised Persons”).

Supervised Persons of MidBridge are bound by the provisions of the COE and shall be required to certify their understanding and willingness to comply with the COE. Supervised Persons should contact the CCO with any questions.

2.	Key Definitions

The following definitions are integral to the understanding of the COE. Additional terms are defined throughout the COE.

Access Person. An “Access Person” is: (i) any director, officer, partner or Advisory Person (as defined below) of a Fund Client; and (ii) any Supervised Person of MidBridge who has access to nonpublic information regarding (a) any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund Client, or (b) any Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund Client. Any Supervised Person that is an Investment Adviser Representative (“IAR”), as defined under the Advisers Act, of MidBridge must be classified as an “Access Person” due to access to Client information. Unless granted an exception by the CCO, MidBridge has determined that ALL Supervised Persons are also Access Persons based on MidBridge’s business model and access to Client information. The CCO shall maintain a list of individuals considered Access Persons.

Advisory Person. The term “Advisory Person” means (a) any director, officer, general partner or employee of MidBridge (or of any company in a Control (as defined below) relationship to MidBridge), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund Client, or whose functions relate to making recommendations with respect to such purchases or sales; (b) any natural person in a Control relationship with a Reportable Fund (as defined below) or MidBridge who obtains information concerning recommendations made to that Reportable Fund with regard to the purchase or sale of a security; and (c) any other person designated by the CCO as a result of such individual having access to current trading information for a Fund Client.

Control. The term “Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, meaning the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Reportable Fund. The term “Reportable Fund” means (i) any investment company registered under the Investment Company Act for which MidBridge serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act or (ii) any investment company registered under the Investment Company Act whose investment adviser or principal underwriter Controls MidBridge, is Controlled by MidBridge, or is under common Control with MidBridge.

3.	Fiduciary Standards

The COE is based on the overriding principle that the MidBridge is a fiduciary to every Client and must act in the best interests of its Client at all times. The confidence and trust placed in MidBridge by Clients is something we value and endeavor to protect. Accordingly, MidBridge has adopted this COE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative acts or practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves in accordance with the Securities Laws and the following mandates:

●	Client’s interests must take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of Clients ahead of one’s own personal interests, and ensure that conflicts of interest (or even the appearance of conflicts) must be appropriately resolved, with respect to the Clients’ interests. Supervised Persons must not take advantage of the trust that Clients have placed in them or MidBridge. All Supervised Persons must appropriately resolve any situation that might present an actual or potential conflict of interest. All Supervised Persons must also appropriately resolve situations that might be perceived as an impropriety or a compromise to the Supervised Person’s fulfillment of their duties and responsibilities.

Supervised Persons also must not:

●	employ any device, scheme or artifice to defraud or disadvantage a Client;
●	make any untrue statements of a material fact to a Client or omit to state to a Client any material fact[s] that are necessary to make the statements made (in light of the circumstances under which they are made) not misleading;
●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
●	engage in any manipulative practice with respect to a Client;
●	use one’s position[s], or any investment opportunities presented by virtue of one’s position[s], to one’s personal advantage or to the detriment of a Client; or
●	conduct personal trading activities in violation of this COE or Securities Laws and/or our fiduciary duty.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the detailed behavior specifically discussed in the COE.

4.	Duty of Confidentiality

As Supervised Persons may come into contact with nonpublic information, they must, at all times, keep confidential any nonpublic information that they may obtain as a result of their duties and responsibilities with MidBridge. This includes, but is not limited to, information concerning Clients or prospective Clients, including their identities, investments, and/or account activity. This also includes any recommendations and actions made to or on behalf of Clients, except communications with third parties in ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving approval. Supervised Persons should be diligent to ensure that information is not released and that it is also protected from unlawful or inappropriate third-party access. See section 9 for additional information.

Nothing in this duty of confidentiality precludes a Supervised Person from reporting any potential violations of applicable law to regulatory authorities, including the policies described in this COE.

5.	Gifts and Entertainment

Supervised Persons may not offer, give, solicit or accept, in the course of business, any Inducements (as defined below) which may lead to impermissible conflicts of interest.

Due to the various relationships MidBridge may have with its Clients, vendors and other entities, Supervised Persons generally may not solicit gifts or gratuities nor give Inducements, except in accordance with these policies and procedures. Gifts or Entertainment (as defined below) of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person nor MidBridge. Gifts of Nominal Value (as defined below) are generally acceptable.

Business Entertainment vs. Business Gifts:

Entertainment. An event is “Entertainment” if a representative of MidBridge is in attendance (or a representative of the donor, if a MidBridge representative is the recipient) and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible Entertainment, as long as there is no impermissible conflict of interest. Reasonable and customary business Entertainment, such as an occasional dinner, a ticket to a sporting event, or comparable Entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. Events that do not meet the definitions above are to be declined and reported to the CCO or delegate. If the individual or firm providing the Entertainment is not present, MidBridge considers the event to be a “Gift” (as defined below).

Gifts. Gifts of monetary value that are an improper attempt to influence the recipient are not acceptable. Perishable items received, such as fruit baskets, other food as well as corporate logo apparel are excluded from these requirements, as long as such items do not otherwise impermissibly conflict with the policies herein (e.g., are not extraordinary nor extravagant). Gifts of extraordinary or extravagant nature to a Supervised Person are to be declined or returned.

A relaxation of, or exemption from, these limits may only be granted by the CCO or delegate. Supervised persons shall report on a calendar quarterly basis to the CCO or delegate, and the CCO or delegate shall maintain a log of, all Gifts and Entertainment given or received in the course of business, except for any De Minimis (as defined below) Gifts or Entertainment.

Key Definitions:

Inducements. The term “Inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. “De minimis Gifts and Entertainment” are defined as any Gifts or Entertainment with an estimated value under $100. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise impermissibly conflict with the policies herein (e.g., are not extraordinary nor extravagant).

6.	Outside Business Activities

Any and all business or other outside activities (aside from one’s role as a Supervised Person of MidBridge) that may result in an impermissible conflict of interest must be approved by the CCO or delegate. Supervised Persons must complete an Outside Business Activities (as defined below) certification and receive prior written approval from the CCO or delegate before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities with MidBridge and any conflicts of interests may be addressed.

A Supervised Person seeking approval shall complete an Outside Business Activity certification to provide the following information to the CCO or delegate: (1) the name and address of the outside organization; (2) a description of the business of the organization; (3) compensation and ownership, if any, to be received; (4) a description of the activities to be performed; and (5) the amount of time per month that will be spent on the outside activity. The Supervised Person shall request an Outside Business Activity certification for such submission (Please see Item 10). Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO or delegate. In addition, on an annual basis, all Supervised Persons will be required to complete an Outside Business Activity certification. Each Supervised Person is under a continuing obligation to report any discrepancies of disclosed outside business activities on, as applicable, their Form U4 and Form ADV Part 2B (“Brochure Supplement”).

Key Definition:

Outside Business Activity. Any and all employment or other outside activity by a Supervised Person may result in possible impermissible conflicts of interest for the individual or for MidBridge.

Outside business activities, which must be reviewed and approved, include, but are not limited to, the following:

●	being employed or compensated by any other entity;
●	engaging in any other business including part-time, evening or weekend employment;
●	serving as an officer, director, partner, etc., in any other entity;
●	ownership interest in any non-publicly traded company or other private investments; or,
●	any public speaking or writing activities.

7.	Political Contributions

Any political campaign support or activity performed by Supervised Persons of MidBridge must be in one’s individual, personal capacity and may not entangle MidBridge in any way. ALL Political Contributions (as defined below) must be reported to the CCO or delegate on a calendar-quarter basis. Political Contributions will be reviewed prior to entering into an agreement with a government entity or an individual that holds public office.

Rule 206(4)-5 of the Advisers Act defines requirements for Political Contributions made by MidBridge and its Supervised Persons. As such, the de minimis contribution amount to avoid this prohibition is $350 or less to officials for whom the Supervised Person was entitled to vote at the time of the contribution, or $150 to officials for whom the Supervised Person was not entitled to vote, per election.

MidBridge is prohibited from accepting a government entity as a Client (including, but not limited to, as an investor in a mutual fund or certain private funds MidBridge manages) within two (2) years after a contribution is made, above the de minimis amount noted above, to an official of the government entity by MidBridge or its Supervised Persons. This includes government entities receiving contributions by individuals that become Supervised Persons of MidBridge within two years of the individual making the contribution (i.e., contributions before employment).

MidBridge does not engage, as a matter of policy, in any advisory relationship where there is a requirement to compensate an unaffiliated third party in order to obtain the privilege to conduct business with a political entity or individual. These practices are commonly referred to as “Pay to Play” and are considered prohibited transactions under the Securities Laws and the MidBridge’s policies. Pay to Play situations are typically equated with political contributions, but actually include ANY entity where such compensation arrangement exists.

In addition, any solicitors or third parties engaged by MidBridge will be required to disclose any solicitation activities involving Pay to Play arrangements or any activities involving government entities to MidBridge.

Key Definition:

Political Contribution. A political contribution is defined as any gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

8.	Insider Trading

MidBridge forbids any Supervised Person from trading in publicly-traded securities, either personally or on behalf of others, on Material, Nonpublic information (“MNPI”) (as defined below) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “insider trading.” MidBridge also prohibits Supervised Persons from engaging in any deceptive practice—including, but not limited to, disseminating false information--intended to manipulate securities markets.

If any Supervised Person believes they have or may have MNPI, they should report the matter immediately to the CCO or delegate and await further instruction from the CCO or delegate before trading on or further communicating such information.

Key Definition(s):

Material Information. “Material Information” is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s publicly-traded securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Nonpublic Information. “Nonpublic information” is information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Penalties:

Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:

●	civil injunctions;
●	treble damages;
●	disgorgement of profits;
●	jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual actually benefited; and/or
●	fine[s] for MidBridge and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained, or loss avoided.

9.	Personal Securities Transactions

MidBridge seeks to ensure that the personal trading of its Access Persons does not impermissibly conflict with the interests of any Client.

No director, officer or employee of a Fund Client nor MidBridge shall engage in any conduct or trading activity with respect to a security held or to be acquired by the Fund Client if that conduct would operate as a fraud on the Fund Client or be (or appear to be) a manipulative practice with respect to the Fund Client. In addition, no director, officer or employee of the Fund Client nor MidBridge shall make an untrue statement of a material fact to the Fund Client nor MidBridge with respect to a security held or to be acquired by the Fund Client, or omit to state a material fact necessary in order to make the statements made to the Fund Client, in light of the circumstances under which they are made, not misleading.

MidBridge has adopted these policies and procedures designed so that trading by Access Persons should comply with MidBridge’s legal and fiduciary obligations, and is intended to be consistent with the compliance requirements under Rule 17j-1

This Personal Securities Transactions Policy applies to ALL Access Persons and covers ALL brokerage accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account for which the Access Person has direct or indirect “Beneficial Ownership” (as defined below). MidBridge must maintain a record of all transactions in “Reportable Securities” (as defined below) in which an Access Person has direct or indirect Beneficial Ownership.” The CCO or delegate will maintain personal trading records and transactions in keeping with MidBridge’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with MidBridge’s Clients, Access Persons are required to disclose ALL “Covered Accounts” (as defined below) to the CCO or delegate. The CCO or delegate will disclose all of their Covered Accounts to MidBridge’s President.

MidBridge allows Supervised Persons to establish and maintain accounts away from the MidBridge’s designated custodian[s] as long as transaction reports are provided to the CCO or delegate at least quarterly. Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 10 below.

MidBridge generally does not require the pre-approval of personal trades. However, MidBridge requires pre- approval from the CCO, via the Pre-Approval Submission Form, (which is good for five (5) business days), before acquiring direct or indirect Beneficial Ownership in any initial public offering (IPO), limited offering or Fund Client. Further, MidBridge requires pre-approval of any trades in a security that is listed on the MidBridge’s a list of securities which Supervised Persons are prohibited from buying or selling, either themselves or via any other person or third party (“Restricted List”) unless the CCO provides written pre-approval of an arrangement whereby a third-party manager certifies the involved account is managed without specific input on particular securities from the Supervised Person. The CCO requires pre-approval from the President, via email.

MidBridge or its Supervised Persons may invest in similar securities that are recommended to Clients. In a case where the Client is a Fund Client, MidBridge or its Supervised Persons may invest in the Fund Client itself, as long as the investor meets the Fund Client’s stated investment qualifications and obtains the above-described pre-approval..

Key Definition(s):

Beneficial Ownership. “Beneficial Ownership” is any direct or indirect pecuniary interest, through any contract, arrangement, understanding, relationship or otherwise. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities. An Access Person’s indirect pecuniary interest in Reportable Securities includes, among other things, Reportable Securities held by members of an Access Person's immediate family sharing the same household.

Covered Accounts. “Covered Accounts” include ALL brokerage accounts for which the Supervised Person has direct or indirect Beneficial Ownership and such account[s] have the ability to trade in Reportable Securities (as defined below).

Reportable Securities. “Reportable Securities” are, generally, listed and unlisted securities and private transactions (which include private placements, non-public stock or warrants), EXCEPT:

●	Direct obligations of the United States Government;
●	Bankers’ Acceptances;
●	Bank Certificates of Deposit (“CDs”);
●	Commercial Paper;
●	Other High Quality Short-term Debt Instruments, including Repurchase Agreements;
●	Share Issued by Money Market Funds and
●	Open-end Mutual Funds (i.e., an investment company registered under the Investment Company Act, other than Reportable Funds and ETFs).

PLEASE NOTE: Transactions and holdings of affiliated closed-end funds are not exempt from reporting.

10.	Required Reports and Certifications

Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities (i.e., not just Reportable Securities) are capable of being held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted. An Access Person may submit transaction reports in lieu of the below holdings reports, as long as the information on these statements contain the required information on holdings reports as stated above.

Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by ALL Access Persons once every twelve (12) months with a deadline selected by the CCO or delegate and must be current as of a date no more than forty-five (45) days prior to submission.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than thirty (30) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any Reportable Security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect Beneficial Ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Additionally, with respect to any account established in which any securities (i.e., not just Reportable Securities) are capable of being held during the quarter for the direct or indirect benefit of the Access Person, transaction reports also must contain: (1) the name of the broker, dealer or bank with whom the account was established; (2) the date the account was established; and (3) the date the report is submitted.

Certain Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) with respect to accounts that can hold ONLY Open-end Mutual Funds (as defined above) (A brokerage account that only has Open-end Mutual Funds, but could purchase or sell stocks, bonds and exchange traded funds (“ETFs”) are “Covered Accounts” and must be reported.)

Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

●	securities currently on the Restricted List;
●	initial public offerings;
●	private placements;
●	any securities that may be potentially affected by MNPI that MidBridge or Access Person may possess;
●	market timing;
●	front running;
●	participating in block trades to the disadvantage of Clients;
●	trading activity in contravention to advice given to Clients.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or delegate within a time period specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may impermissibly conflict or potentially cause an impermissible conflict with the COE. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall maintain documentation of all reviews with MidBridge’s books and records.

Code of Ethics Certification. All Supervised Persons must certify--upon becoming a Supervised Person of the MidBridge and annually thereafter, and upon any COE amendment--to the CCO that they have read and understand the COE; that they have complied and will comply with ALL requirements of the COE and that they have provided the CCO with all transactions required to be reported under the COE. The CCO will ensure that each Supervised Person has continued access to the current copy of the COE along with required certifications. Certifications are provided online through our compliance support firm AdvisorAssist, LLC. Certifications will be administered by or on behalf of the CCO

Background Certification. All Supervised Persons must communicate any legal, regulatory or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Personal Securities Certification. All Access Persons are required to submit copies of quarterly brokerage statements of Covered Accounts--which, during the relevant period, hold or trade in Reportable Securities--for compliance review. Each Access Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.

Outside Business Activity Certification. All Supervised Persons are required to certify and disclose, upon becoming a Supervised Person of MidBridge, before undertaking any such activity and annually thereafter, all Outside Business Activities, at the direction of the CCO or delegate.

11.	Reporting Violations

MidBridge requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the COE. Suspected wrongdoing and violations may include, but are not limited to:

●	violation[s] of the Securities Laws;
●	misuse of corporate assets;
●	use of material nonpublic information;
●	misuse of Client nonpublic information; and/or
●	failure to follow any provision set forth in the COE.

Reports of any violations should be made directly to the CCO.

12.	Sanctions

In the event of a violation of this COE, the CCO will impose such sanctions as deemed necessary and appropriate. Sanctions may range, for example, from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

13.	Review of Compliance Reports on the Code of Ethics

The COE is a dynamic document that is subject to periodic review by the CCO or delegate[s] as MidBridge’s business evolves. The CCO will include in the Annual CCO Report, all issues including, but not limited to, the following:

●	a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;
●	sanctions imposed in response to the violations; and
●	changes in the COE and any recommended changes.

14.	Books & Records

MidBridge’s Books & Records requirements are found in Rule 204-2 of the Advisers Act. The CCO or delegate will maintain all records required, for a period of five years from the end of the fiscal year during which the last entry was made on such record, including copies of all COEs that were in effect; each memorandum made by the CCO hereunder; record of violations and sanctions if applicable; holdings and transactions reports; copies of Supervised Persons’ certifications, a list of all Access Persons under the COE; and copies of the annual reports to the Board of Trustees for any Fund Client.

15.	Exceptions to the Code of Ethics

The CCO, or President in circumstances involving the CCO’s compliance, may grant exceptions to certain provisions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such exceptions.

16.	Training

Compliance provides in-person and/or online training to Supervised Persons on an ongoing basis. Compliance determines the training topics that will be covered during training sessions based on the work responsibilities of Supervised Persons, applicable regulatory requirements and risk assessments. Compliance may, from time to time, distribute Compliance Bulletins reinforcing or clarifying prior guidance, communicating new regulatory developments or the adoption or amendment of policies, procedures or controls.